As filed with the U.S. Securities and Exchange Commission on January 7, 2026.

Registration No. 333-275406

333-272352

333-264599

333-238798

333-231514

333-215119

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-275406

FORM S-8 REGISTRATION STATEMENT NO. 333-272352

FORM S-8 REGISTRATION STATEMENT NO. 333-264599

FORM S-8 REGISTRATION STATEMENT NO. 333-238798

FORM S-8 REGISTRATION STATEMENT NO. 333-231514

FORM S-8 REGISTRATION STATEMENT NO. 333-215119

UNDER

THE SECURITIES ACT OF 1933

PERMIAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	41-3338782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Permian Resources Corporation 2023 Long Term Incentive Plan

Centennial Resource Development, Inc. 2016 Long Term Incentive Plan

Centennial Resource Development, Inc. 2019 Employee Stock Purchase Plan

(Full titles of the plans)

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

(432) 695-4222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Bell

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

(432) 695-4222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Douglas E. McWilliams

Jackson A. O’Maley

Alexandra M. Lewis

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On January 7, 2026, pursuant to the transactions contemplated by the Master Reorganization Agreement, dated as of December 22, 2025, by and among Permian Resources Corporation (formerly known as PRC NewCo Inc), a Delaware corporation (“New PR”), Permian Resources Holdings Inc. (formerly known as Permian Resources Corporation), a Delaware corporation (“Old PR”), Permian Resources Operating, LLC, a Delaware limited liability company, PRC NewCo II Inc, a Delaware corporation and, for the purposes set forth therein, the individuals set forth therein, Old PR reorganized under a new public holding company (the “Reorganization”). Following the implementation of the Reorganization, Old PR became a wholly owned subsidiary of New PR, which replaced Old PR as the public company trading on The New York Stock Exchange under Old PR’s ticker symbol “PR.” In connection with the Reorganization, New PR assumed each of the Permian Resources Corporation 2023 Long Term Incentive Plan (the “LTIP”) and the Centennial Resource Development, Inc. 2019 Employee Stock Purchase Plan, and each outstanding restricted stock, restricted stock unit, performance share unit, and stock option award granted and outstanding under the LTIP (each, an “Outstanding Award”). Each Outstanding Award was converted into a corresponding award relating to a number of shares of common stock of New PR equal to the number of shares of Common Stock subject to such Outstanding Award as of immediately prior to the effective time of the Reorganization.

New PR is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of Old PR’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under such Registration Statements as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-275406), filed with the SEC on November 8, 2023, relating to the Permian Resources Corporation 2023 Long Term Incentive Plan.

2.	Registration Statement on Form S-8 (No. 333-272352), filed with the SEC on June 2, 2023, relating to the Permian Resources Corporation 2023 Long Term Incentive Plan.

3.	Registration Statement on Form S-8 (No. 333-264599), filed with the SEC on April 29, 2022, relating to the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan.

4.	Registration Statement on Form S-8 (No. 333-238798), filed with the SEC on May 29, 2020, relating to the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan.

5.	Registration Statement on Form S-8 (No. 333-231514), filed with the SEC on May 15, 2019, relating to the Centennial Resource Development, Inc. 2019 Employee Stock Purchase Plan.

6.	Registration Statement on Form S-8 (No. 333-215119), filed with the SEC on December 15, 2016, relating to the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan.

As a result of the completion of the Reorganization, New PR has terminated all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by Old PR in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, New PR hereby removes from registration by means of these Post-Effective Amendments all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and New PR hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on January 7, 2026.

PERMIAN RESOURCES CORPORATION

By:	/s/ Guy M. Oliphint
Guy M. Oliphint
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.